UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SAMSON OIL & GAS LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement dated May 7, 2012 to the Proxy Statement filed on April 24, 2012

Samson Oil & Gas Limited (the “Company”) is filing the additional material contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the May 30, 2012 general shareholders’ meeting (the “Meeting”).

On May 7, 2012, the Company’s board of directors (the “Board”) determined to issue a letter to shareholders (the “Letter”) providing additional information concerning the matters to be voted on at the Meeting, which had been previously described in the Australian circular to shareholders and the U.S. proxy statement filed on April 24, 2012 (the “Meeting Materials”). In the Letter, the Board also announced two changes to the matters that are to be voted on at the Meeting as they were previously described in the Meeting Materials:

1. With respect to the Long Term Incentive Program, the maximum number of shares that could be issued under that plan has been reduced from 200,000,000 shares to 75,000,000 shares; and

2. At Mr. Barr’s request, Resolution 4, authorizing the issue of Options to Mr. Barr has been withdrawn by the Board and will not be voted on at the Meeting.

The Letter is attached as Exhibit A and the revised Long Term Incentive Program is attached as Exhibit B.

Notwithstanding the Board’s actions described above, you should note the following:

•	The Company will not make available or distribute new proxy cards.

•	Proxy cards or voting instructions already received with direction on Resolution 4 will not be voted on Resolution 4.

•	You do not need to sign new proxy cards or submit new voting instructions solely as a result of the Board’s action to make the above changes. Proxy cards or voting instructions received and providing direction on the remaining proposals to be considered at the general meeting will remain valid and in effect, and will be voted as directed.

•	If you have already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change your previously cast votes on the remaining proposals.

Your vote regarding the remaining proposals is important. Please vote on these remaining proposals as described in the Australian circular to shareholders and U.S. proxy statement previously mailed to you on or about April 25, 2012, copies of which are available at www.samsonoilandgas.com. This supplement will also be available at www.samsonoilandgas.com.

EXHIBIT A

SAMSON OIL & GAS CHAIRMAN’S LETTER

Denver 1700 hours May 7th, 2012, Perth 0800 hours May 8th, 2012

Samson Oil & Gas Limited (ASX: SSN; NYSE AMEX: SSN) has issued a letter to shareholders from our Chairman which is attached, concerning the Long Term Incentive Plan.

7 May 2012

Dear Shareholder

Based on feedback received from Shareholders, it appears there may be some misapprehension as to the operation of the Long Term Incentive Program (LTIP) for which Samson will be seeking Shareholder approval at the General Meeting to be held on May 30, 2012.

This letter therefore sets out several issues:

1)	The reasoning behind the LTIP

2)	A proposed reduction in the maximum shares issued under the plan

3)	The removal of Resolution 4

Samson’s Compensation Philosophy

It is a well-established corporate practice to align the interests of Directors, executives and employees of a company with those of their shareholders by encouraging Directors, executives and employees to own an interest in the company. At the same time, it is an important management strategy to incentivize staff to perform above expectations, to achieve extraordinary results and commensurately increased shareholder value.

In adopting this approach, Samson’s Board of Directors determined to utilise three distinct remuneration components: a Base Salary, a Bonus Pool, and the issue of Shares (with an associated payment of a Performance Award). When formulating these components and the Samson remuneration structure generally, the Board sought the advice of a highly reputable independent remuneration consultant. While the resulting compensation system includes some complexities, there is one simple and consistent principle—other than Base Salary, all compensation at Samson is totally dependent on performance, as measured against rigorous goals established by the Board of Directors.

The Base Salaries of Samson executives are linked to industry norms and are dependent on experience, responsibility and vocation. The Bonus Pool is specific to each individual; however, as a general principle, the higher the level of responsibility, the higher the eligibility for Bonus Pool participation and in all cases the Bonus Pool size is directly linked to the individual’s salaries. Accordingly, for the CEO, up to 125% of his salary is available as a Bonus Pool, while at the VP and CFO levels, 80% of their Base Salaries is available as a Bonus Pool. At a more junior level, a 25% factor would apply.

Bonuses will be earned by meeting the thresholds set by the Board for each of the three performance criteria: share price growth, reserve growth and production growth. Each metric is treated individually. Additionally the Bonus Pool will include a discretionary component available for award by the Compensation Committee for performance by an individual outside of the performance criteria. To achieve the Bonus Pool in totality, the company has to meet the targeted thresholds for all three criteria. The current Bonus Plan also includes a set of “Stretch Targets”, which would reward the achievement of extraordinary results for Samson shareholders.

The weighting of each of these metrics and the discretionary component for the six months ending June 30, 2012 is shown in the table below;

Metric	Weight	Threshold	Target	Stretch	6 months to Dec 2011 (actual for reference
Production	20%	55,000 bbls	75,000 bbls	100,000 bbls	43,842 bbls
Reserves	20%	0.853 MMstb	1.1595 MMstb	1.546 MMstb	0.443 MMstb
Share Price	30%	12 cents	15 cents	18 cents	9.5 cents
Discretionary	30%

The third component of Samson’s executive compensation structure is the LTIP, which is currently before the Shareholders. Under the LTIP, just as the Bonus Pool eligibility is directly linked to the executive’s Base Salary, a Share Issue is directly linked to the Bonus Pool actually awarded to an individual. For example, if an individual employee earns a $10,000 bonus from the Bonus Pool for the first six months of 2012 then an equivalent amount of Shares (i.e., Shares with a value of $10,000) would be issued on the grant date to that individual. The $10,000 worth of shares would be split into 4 equal tranches, with one tranche vesting immediately and the remaining three vesting over a period of three years. The pricing of vesting Shares would be determined by the market on the date of grant. If an individual leaves Samson’s employ during that three-year period, all unvested Shares (unless the Board determines otherwise) will be forfeited. By this means, Samson employees obtain meaningful incentives from the LTIP: first, to perform in a way that increases the value of the employee’s vested and unvested shares and second, to remain in Samson’s employ in order to receive the unvested shares.

Reduction of LTIP Maximum Shares

When the LTIP was established by the Compensation Committee, 200 million shares was used as the maximum number in order to authorize the highest amount that might be issued over the 10 year life of the LTIP under US law. However, because the ASX Listing Rules require the LTIP to be resubmitted after three years, the Board has now resolved to lower the maximum to 75 million shares. Shareholders should recognize that issuance of even this revised maximum would require Samson employees to provide consistently extraordinary results for the next three years.

Notwithstanding approval of the LTIP, any subsequent share issue made under this plan to a Director (CEO in this case) would be subject to a further shareholder vote.

Terry Barr Option Grant

After some reflection, Terry Barr our CEO has asked the Board to remove consideration of Resolution 4 from the agenda for the General Meeting, which the Board has agreed to do. This resolution originally sought approval for the issue of 3 million options to the CEO. However Terry has concluded that, since he was eligible to receive Shares under the LTIP, he should not also receive options.

Conclusion

The Board of Directors believes that its current compensation system, including Base Salary, Bonus Pool and the LTIP, is reasonable and necessary to attract and to retain first class employees at Samson, who are essential to the future growth of the company and resulting increase in shareholder value. Accordingly after the modifications to the LTIP described in this letter and the withdrawal of Resolution 4, the Board is confident in commending these proposals to Shareholders and seeks their support for the remaining Resolutions placed before them at the General Meeting to be held May 30, 2012.

Victor Rudenno

CHAIRMAN

EXHIBIT B

LONG TERM INCENTIVE PROGRAM

Section 1.	Grant of Restricted Stock and Cash Performance Awards.

1.1	This Long Term Incentive Program (this “Program”) of Samson Oil & Gas, Limited (“Samson”) has been adopted by the Compensation Committee (the “Committee”) of Samson’s Board of Directors in order to establish a program for granting long term equity incentive awards (“Awards”) to employees of Samson and its Affiliates (“Participants”).

1.2	Awards will consist of (i) Samson’s ordinary shares (“Shares”), a portion of which Shares will be subject to restrictions on transfer and a risk of forfeiture until vesting (“Restricted Stock”) and (ii) matching Performance Awards (“PAs”) payable in cash that vest at the same times as the corresponding Restricted Stock in the Award. Awards will not be made in the form of American Depositary Shares (“ADSs”) but Participants may elect to exchange Shares for ADSs at any time, subject to the provisions of Section 5.1.2 of this Program.

1.3	Awards are granted to Participants in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant, including any Short Term Awards (as defined below).

1.4	Awards are subject to all the terms of this Program, to any necessary approvals from Samson's shareholders, and to any interpretive rules governing the Program that may be adopted by the Committee from time to time (the “Rules”).

1.4.1	The Rules may be adopted, modified, repealed and interpreted as the Committee determines, in its sole discretion, but may not be inconsistent with this Program.

Section 2.	Grant of Awards.

2.1	Beginning in January of 2012 and continuing thereafter unless this Program is terminated by the Committee, Awards shall be made to all Participants upon the Committee’s acceptance of the final formulation of the short term cash bonuses or awards (the “Short Term Awards”) payable to Participants for the immediately preceding period of time (the “Prior Bonus Period”).

2.1.1	For this purpose, “Short Term Awards” refers to (a) amounts payable to Participants based on the increase in the combined monthly volume weighted average price of the Shares and the ADSs on the ASX and the NYSE Amex, respectively, between December of 2010 and December of 2011 (the “2011 Bonus Plan”), (b) amounts payable to Participants under the Incentive Compensation Program adopted by the Committee for the six (6) month period ending June 30, 2012 (the “June 2012 Bonus Plan”) and (c) any amounts payable under future short term cash bonus or incentive compensation plans (the “Future STI Plans”) (together with the 2011 Bonus Plan and the June 2012 Bonus Plan, “Short Term Plans”).

2.1.2	Awards under this Program that are based upon the amounts payable under the 2011 Bonus Plan and June 2012 Bonus Plan shall be deemed approved by the Committee upon the Committee’s adoption of this Program. Awards that are based on the amounts payable under Future STI Plans shall be approved by the Committee when the Committee establishes such Future STI Plans.

2.2	The number of Shares awarded to each Participant as part of the Award shall be determined by dividing (i) the amount of the Participant’s Short Term Award for the Prior Bonus Period by (ii) the Twenty Day CVWAP, as defined in Section 4 of this Program, for the last twenty (20) trading days of the Prior Bonus Period.

2.3	The Restricted Stock shall be non-transferable and subject to a risk of forfeiture until vested. Shares that are not Restricted Stock will be immediately transferable and not subject to a risk of forfeiture upon receipt of all necessary shareholder approvals of this Program and the Award, if any.

2.4	The PAs corresponding to the Restricted Stock will also be non-transferable and subject to a risk of forfeiture based on the Vesting Schedule. PAs that correspond to Shares that are not Restricted Stock will be immediately transferable and not subject to a risk of forfeiture upon receipt of all necessary shareholder approvals of this Program and the Award, if any. The PAs will have a value equal to fifty percent (50%) of the Twenty Day CVWAP of the corresponding Shares for the twenty (20) trading days immediately preceding the date that the Shares and PAs vest, as described in Section 3 (the “Vesting Date”).

2.5	The method for calculating the Twenty Day CVWAP on the Vesting Date is set forth in Section 4 of this Program and may be further defined by the Committee in the Rules.

2.6.	Participants are responsible for payment of all income taxes and other taxes, including FICA and Medicare, for Awards. When such taxes accrue on the Vesting Date, Samson is required by law to withhold such taxes from compensation paid to Participants. As a result, Samson will withhold some or all of the cash that would otherwise be payable to Participants on the Vesting Date on account of the vesting of the PAs to pay all or a portion of such withholding obligations. If a Participant’s withholding obligation exceeds the amount of the PAs, then Samson may require the Participant to pay the balance either by payment to Samson or by withholding additional taxes from the Participant’s other compensation from Samson, as Samson elects.

2.7	No more than a total of 75,000,000 Shares may be issued under this Program.

Section 3.	Vesting Schedule.

3.1	Awards will vest in four (4) equal instalments. The first 25% instalment of Shares and PAs will vest immediately upon the last to occur of (i) the grant of the Award (the “Grant Date”) and (ii) the receipt of all necessary shareholder approvals of this Program and the Award, if any. The remaining three (3) instalments of Restricted Stock and PAs will vest on the first, second and third anniversary dates, respectively, of the Grant Date for Participants who continue to provide services to Samson through each such Vesting Date, again subject to receipt of all necessary shareholder approvals, if any.

3.2	Upon a Participant’s termination of employment for any reason, all unvested Awards shall be forfeited by such Participant; provided, however, unvested Awards will vest immediately if the termination of employment is the result of death or Disability (as defined by the Committee in the Rules) and will continue to vest after termination if such termination is the result of Retirement (as defined by the Committee in the Rules) and the Participant provides consulting services to Samson after such Retirement for so long as such Awards continue to vest.

3.3	If there is a Change of Control of Samson prior to any Vesting Date, then all Awards will fully vest on the date that the Change of Control occurs, except to the extent that all necessary shareholder approvals of this Program or the Award have not been received. For purposes of this Agreement, a “Change of Control” occurs if (i) any person, entity or group becomes the beneficial owner, directly or indirectly, of 50% or more of the voting securities of Samson; or (ii) as a result of, or in connection with, any tender offer, exchange offer, merger, business combination, sale of assets or contested election of directors (a "Transaction"), the persons who were directors of Samson immediately before the Transaction no longer constitute a majority of the directors of Samson; or (iii) Samson is merged or consolidated with another company and, as a result of the merger or consolidation, less than 51% of the outstanding voting securities of the surviving company is then owned in the aggregate by the former stockholders of Samson; or (iv) Samson transfers all or substantially all of its assets to another company that is not a wholly owned subsidiary of Samson.

Section 4.	Twenty Day CVWAP.

4.1	“Twenty Day CVWAP” refers to a combined volume weighted average price for Shares and ADSs calculated by an independent body acceptable to the Committee (such as Samson’s independent auditors) on the basis of a volume weighted average price of each individual trade in Shares and ADSs recorded by the ASX and the NYSE Amex, respectively, during twenty (20) consecutive trading days. If any calendar date in the twenty (20) day period is not a trading day on both the ASX and the NYSE Amex, then that calendar date will not be included in the calculation, which will instead use the preceding calendar date that was a trading day on both the ASX and the NYSE Amex.

4.1.1.	If for any reason individual trade data is not available, then the independent body selected by the Board shall use the best information available to make a comparable calculation for each day’s trades.

4.1.2	Because each ADS represents 20 ordinary shares, the trading volume of the ADSs will be converted to ordinary shares before averaging, with the result that the NYSE Amex ADS trading volume will be multiplied by 20 (or in accordance with the then Shares to ADS ratio, if different) to determine the number of Shares equivalents traded.

4.1.3	For each trading day on the NYSE Amex, the price and volume of ADS trades will first be converted to ordinary share equivalents, in U.S. dollars, and then the price of those converted trades will be further converted to Australian dollars using the exchange rate quoted by the Reserve Bank of Australia for that trading day. Each trade on the ASX and on the NYSE Amex (after the foregoing conversion of the ADSs to ordinary share equivalents in Australian dollars) shall then be valued by multiplying the number of ordinary shares or ordinary share equivalents in the trade times the trade price in Australian dollars.

Section 5.	Delivery of Restricted Stock and Payment of PAs.

5.1	The first instalment of 25% of the Shares, which are not Restricted Stock, will be issued by delivering to the Participant an uncertificated holding statement in respect of the Shares as soon as practicable after receipt of all necessary shareholder approvals of this Program and the Award, if any. The remaining three instalments of Shares, which are Restricted Stock, will be delivered to Participants at the same time and in the same manner as the other Shares but will be subject to an escrow arrangement and a holding lock. Such escrow arrangement and holding lock (i) will enforce the non-transferability of the Restricted Stock until the relevant Vesting Dates and (ii) will execute the forfeiture of unvested Restricted Stock if the Participant’s service to Samson terminates before a Vesting Date, as directed by the Committee (together, the “Restrictions”).

5.1.1	Such escrow arrangement will be by and between Samson, the Participants and the Registrar for the Shares, Security Transfer Registrars Pty Ltd, or any successor Registrar.

5.1.2	If a Participant wishes to exchange Restricted Stock for ADSs before vesting, a corresponding escrow arrangement imposing the Restrictions will be required by and between Samson, the Participant and the Depositary for the ADSs, Bank of New York Mellon, or any successor Depositary.

5.2	As soon as practicable after (a) the vesting of an Award, whether on the Grant Date or a Vesting Date, and (b) the receipt of all necessary shareholder approvals of this Program and the Award, if any, and in no event after the latest to occur of (i) the 15th day of the third month following the end of Participant’s taxable year in which vesting and all necessary shareholder approvals occur or (ii) the 15th day of the third month following the end of Samson’s taxable year in which vesting and all necessary shareholder approvals occur, Samson will (A) cause the Registrar to release the Restrictions on all vested Shares of Restricted Stock and (B) pay the PAs corresponding to the vested Shares, subject to any withholding obligations of the Participants.

5.2.1	Samson’s obligation to release the Restrictions and to pay vested PAs may be conditioned upon the Participant providing Samson with any representations, documents or assurances that may be required by law, government regulations, stock exchange rules or otherwise, or as may be specified in the Rules.

5.3	If and to the extent that any Shares of Restricted Stock do not vest and are forfeited, then the corresponding PAs in the Award will not vest and will be forfeited.

Section 6.	Miscellaneous.

6.1	If Samson’s outstanding Shares are, without receipt of consideration by Samson, increased or decreased or changed into or exchanged for a different number or kind of securities of Samson by reason of any stock split, reverse split, recapitalization, reclassification, reorganization, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of Samson, an appropriate and proportionate adjustment shall be made by the Committee. No fractional or partial Shares or units of other securities shall be issued pursuant to any such adjustment; rather, any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole Share or unit. Any adjustments made will comply with applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”)

6.2	The terms of this Program relating to the time for payment or distribution of Awards shall supersede any inconsistent provisions in any pre-existing agreements between Participants and Samson that may be interpreted as providing for the acceleration of an Award.

6.3	The Committee shall determine, by Rules or otherwise, the effective date of a Change of Control and the procedures for the resulting vesting of Awards.

6.4	A Participant receiving Awards containing Restricted Stock in the form of Shares or ADSs shall be the owner of such Shares or ADSs and shall have all the rights of an owner other than those withheld by the Restrictions, provided, however, that upon forfeiture of the Restricted Stock on account of a failure to provide continuous services through a Vesting Date, the Participant shall immediately lose all rights of an owner with respect to the forfeited Shares or ADSs.

6.5	The Committee may grant Awards to Participants who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, on terms and conditions different from those specified in this Program as may, in the judgment of the Committee, be necessary or desirable.

6.6	It is intended that this Program and any grants made to a Participant subject to Section 16 of the Securities Exchange Act of 1934 meet all of the requirements of Rule 16b-3 thereunder. If any provision of this Program or any Award hereunder would disqualify this Program or such Award, or would otherwise not comply with Rule 16b-3, such provision or Award shall be construed or deemed to be amended to conform to Rule 16b-3.

6.7	This Program, and any Awards, Rules, determinations or decisions of the Committee and rights of Participants hereunder, shall be determined in accordance with the laws of the State of Colorado.

6.8	References in this Program to the "forfeiture" of Shares shall be construed as references to an employee share scheme buy-back of the Shares under section 257B of the Corporations Act 2001 of Australia, and by accepting the terms and conditions set forth in this Program a Participant will be deemed to have appointed Samson's company secretary for the time being as the Participant's agent and attorney for the purpose of executing any documents and taking any other steps necessary to effect that buy-back.

Section 7.	United States Income Tax Provisions

7.1	If Samson determines that any payment or distribution to or for the benefit of any Participant (under this Program or otherwise) (collectively, “Payments”) is or would be subject to the excise tax imposed by Section 4999 of the Code, including any interest or penalties thereon (collectively, the “Excise Tax”), such Payments shall be reduced to the extent required to prevent the imposition upon the Participant of any Excise Tax.

7.1.1	Notwithstanding the foregoing, if a Participant is a party to an employment or other agreement with Samson or participates in a severance program sponsored by Samson or one of its Affiliates that contains express provisions regarding Section 280G or Section 4999 of the Code (or any similar successor provision), the provisions of such agreement or plan shall control as to any Payments due to that Participant.

7.2	This Program does not intend to provide for any deferral of compensation subject to Section 409A of the Code and this Program shall be operated accordingly. If any provision of this Program or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

7.2.1	If at any time Samson’s tax advisors determine that the terms of any outstanding Award results provides for a deferral of compensation and in additional tax or interest to the Holder under Section 409A of the Code, the Committee shall have the authority to enter into an amendment of such Award, consistent with this Program, that is designed to avoid such additional tax or interest.

7.2.2	If, following the application of the immediately preceding paragraph, any Award is subject to Section 409A of the Code, the provisions of Section 409A of the Code and the Treasury Regulations issued thereunder are incorporated herein by reference to the extent necessary for any Award that is subject to Section 409A of the Code to comply therewith. In such an event, the provisions of this Program shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code and the related regulations, and this Program shall be operated accordingly. If any provision of this Program or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

7.2.3	Samson does not guarantee to any Participant or any other person that any Award intended to be exempt from Section 409A of the Code shall be so exempt, nor that any Award intended to comply with Section 409A of the Code shall so comply, nor will Samson indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.

7.3	If a Participant makes an election permitted under Code Section 83(b) in connection with any Award under this Program, such Participant must notify Samson in writing of such election within ten (10) days of filing such election with the Internal Revenue Service.

Section 8.	Acceptance by Participants.

Participants must accept the terms and conditions set forth in this Program in writing no later than ten (10) days after receipt of all necessary shareholder approvals of this Program and the Award, if any, in order to receive Awards under this Program. Acceptance will include acceptance of all of the terms of this Program and of the Rules, when and as promulgated by the Committee.

Section 9.	Amendment and Termination.

The Committee at any time, and from time to time, may terminate the Program and may amend the Program or any Award hereunder. However, no amendment of any outstanding Award shall adversely and materially affect the rights of the Participant unless the Participant consents in writing. Upon termination of the Program, no additional Awards shall be issued but outstanding Awards shall remain outstanding in accordance with their terms.